UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Kinder Morgan Management, LLC	Kinder Morgan, Inc.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware
(State of incorporation or organization)	(State of incorporation or organization)

76-0669886	80-0682103
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

500 Dallas Street, Suite 1000

Houston, Texas 77002

(Address, including zip code, of principal executive offices)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Listed Shares representing limited liability company interests in Kinder Morgan Management, LLC	New York Stock Exchange
Purchase obligation of Kinder Morgan, Inc.	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Explanatory Note

On February 29, 2012, Kinder Morgan Kansas, Inc. (formerly Kinder Morgan, Inc.), a Kansas corporation (“KMKI”), merged with and into its direct parent corporation, Kinder Morgan Holdco DE Inc., a Delaware corporation, which merged with and into its direct parent corporation, Kinder Morgan, Inc., a Delaware corporation (“KMI”).  As a result of these transactions, KMI succeeded to the obligations of KMKI, including the Kinder Morgan, Inc. purchase provisions described below.

Items 1 and 2 of the Registration Statement on Form 8-A of Kinder Morgan Management, LLC and Kinder Morgan, Inc., filed with the Securities and Exchange Commission on April 30, 2001, as amended by Amendment No. 1 thereto, filed with the Securities and Exchange Commission on July 24, 2002, are hereby amended to read in their entirety as set forth below to reflect the succession of KMI to the Kinder Morgan, Inc. purchase provisions.  References in this registration statement to “we,” “us,” “our,” and similar references mean Kinder Morgan Management, LLC.

Item 1.                    Description of Registrants’ Securities to be Registered.

This registration statement of Kinder Morgan Management, LLC and Kinder Morgan, Inc. registers Listed Shares representing limited liability company interests of Kinder Morgan Management, LLC, which we refer to as our shares, and the purchase obligation of Kinder Morgan, Inc.  The following is a summary of the principal documents which relate to our shares and the purchase obligation.  Copies of those documents are on file with the Securities and Exchange Commission as part of this registration statement.  You should refer to the provisions of each of the following agreements because they, and not this summary, will govern your rights as a holder of our shares.  These documents include:

•                                          our limited liability company agreement, which provides for the issuance of our shares, distributions and limited voting rights attributable to our shares and which establishes the rights, obligations and limited circumstances for the mandatory or optional purchase of our shares by Kinder Morgan, Inc. as provided in the Kinder Morgan, Inc. purchase provisions;

•                                          the Kinder Morgan, Inc. purchase provisions, which are part of our limited liability company agreement and which provide for the optional or mandatory purchase of our shares in the limited circumstances set forth in our limited liability company agreement;

•                                          the Kinder Morgan, Inc. tax indemnity agreement, which provides that Kinder Morgan, Inc. will indemnify us for any tax liability attributable to our formation or our management and control of the business and affairs of Kinder Morgan Energy Partners, L.P. and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes; and

•                                          the delegation of control agreement among us, Kinder Morgan G.P., Inc. and Kinder Morgan Energy Partners, L.P. and its operating partnerships, which delegates to us, to the fullest extent permitted under Delaware law and the Kinder Morgan Energy Partners, L.P. partnership agreement, the power and authority to manage and control the business and affairs of Kinder Morgan Energy Partners, L.P. and its operating partnerships, subject to Kinder Morgan G.P., Inc.’s right to approve specified actions.

Distributions

General.  Under the terms of our limited liability company agreement, except in connection with our liquidation, we do not pay distributions on our shares in cash.  Instead, we make distributions on our shares in additional shares or fractions of shares.  At the same time that Kinder Morgan Energy Partners, L.P. makes any cash distribution on its common units, we distribute on each of our shares that fraction of a share determined by dividing the amount of the cash distribution to be made by Kinder Morgan Energy Partners, L.P. on each common unit by the average market price of a share determined for the ten consecutive trading days immediately prior to the ex-dividend date for our shares.

Kinder Morgan Energy Partners, L.P. distributes an amount equal to 100% of its available cash to its unitholders of record on the applicable record date and the general partner within approximately 45 days after the end of each quarter.  Available cash is generally, for any calendar quarter, all cash received by Kinder Morgan Energy Partners, L.P. from all sources less all of its cash disbursements and net additions to reserves.

The Kinder Morgan Energy Partners, L.P. partnership agreement provides for distributions to the extent of available cash to common unitholders, Class B unitholders and the general partner in cash and to us in additional i-units except in the event of a liquidation or dissolution.  Therefore, generally, non-liquidating distributions will be made in cash to owners of common units, Class B units and the general partner and in additional i-units to us.

We also will distribute to owners of our shares additional shares if owners of common units receive a cash distribution or other cash payment on their common units other than a regular quarterly distribution.  In that event, we will distribute on each share that fraction of a share determined by dividing the cash distribution declared by Kinder Morgan Energy Partners, L.P. on each common unit by the average market price of a share determined for a ten consecutive trading day period ending on the trading day immediately prior to the ex-dividend date for the shares.

Our limited liability company agreement provides that a shareholder’s right to a distribution that has been declared (or for which a record date has been set) but that has not yet been made ceases on the purchase date if the funds for Kinder Morgan, Inc.’s optional or mandatory purchase of the shares are deposited with the transfer agent and the notice of purchase has been given.

There is no public market for trading fractional shares.  We issue fractional shares in payment of the distribution to owners of our shares.  No fraction of a share can be traded on any exchange on which our shares are traded until a holder acquires the remainder of the fraction and has a whole share.

The term average market price is used above in connection with the share distributions and it is used below in connection with the optional and mandatory purchase of our shares. When we refer to the average market price of a share or a common unit, we mean the average closing price of a share or common unit during the ten consecutive trading days prior to the determination date but not including that date, unless a longer or shorter number of trading days is expressly noted.

The closing price of securities on any day means:

•                                          for securities listed on a national securities exchange, the last sale price for that day, regular way, or, if there are no sales on that day, the average of the closing bid and asked prices for that day, regular way, in either case as reported in the principal composite transactions reporting system for the principal national securities exchange on which the securities are listed;

•                                          if the securities are not listed on a national securities exchange:

•                                          the last quoted price on that day, or, if no price is quoted, the average of the high bid and low asked prices on that day, each as reported by NASDAQ;

•                                          if on that day the securities are not so quoted, the average of the closing bid and asked prices on that day furnished by a professional market maker in the securities selected by our board of directors in its sole discretion (or, in the cases of mandatory or optional purchases, by the board of directors of Kinder Morgan, Inc.); or

•                                          if on that day no market maker is making a market in the securities, the fair value of the securities as determined by our board of directors in its sole discretion (or, in the cases of mandatory or optional purchases, by the board of directors of Kinder Morgan, Inc.).

A trading day for securities means a day on which:

•                                          the principal national securities exchange on which the securities are listed is open for business, or

•                                          if the securities are not listed on any national securities exchange, a day on which banking institutions in New York, New York generally are open.

Distributions are made in accordance with the New York Stock Exchange’s distribution standards.

Limited Voting Rights

The shares we have previously sold to the public and the shares we will offer to the public in the future do not entitle owners of such shares to vote on the election of our directors.  Kinder Morgan G.P., Inc. owns all shares eligible to elect our directors and elects all of our directors. Owners of our shares are entitled to vote on the specified matters described under the following caption.

Actions Requiring Vote of Owners of Our Shares.  Our limited liability company agreement provides that we will not, without the approval of a majority of the shares owned by persons other than Kinder Morgan, Inc. and its affiliates, amend, alter or repeal any of the provisions of our limited liability company agreement, including the Kinder Morgan, Inc. purchase provisions, the Kinder Morgan, Inc. tax indemnification agreement or the delegation of control agreement, in a manner that materially adversely affects the preferences or rights of the owners of our shares as determined in the sole discretion of our board of directors, or reduces the time for any notice to which the holders of our shares may be entitled, except as provided below under “Actions Not Requiring the Vote of Holders.”

Under the terms of Kinder Morgan Energy Partners, L.P.’s partnership agreement, the i-units are entitled to vote on all matters on which the common units are entitled to vote.  We will submit to a vote of our shareholders any matter submitted to us by Kinder Morgan Energy Partners, L.P. for a vote of i-units.  We will vote our i-units in the same way that our shareholders vote their shares for or against a matter, including non-votes or abstentions.  In general, the i-units, common units and Class B units will vote together as a single class, with each i-unit, common unit and Class B unit having one vote.  The i-units vote separately as a class on:

•                                          amendments to the Kinder Morgan Energy Partners, L.P. partnership agreement that would have a material adverse effect on the rights or preferences of holders of the i-units in relation to the other outstanding classes of units;

•                                          the approval of the withdrawal of Kinder Morgan G.P., Inc. as the general partner of Kinder Morgan Energy Partners, L.P. in some circumstances; and

•                                          the transfer to a non-affiliate by Kinder Morgan G.P., Inc. of all its interest as a general partner of Kinder Morgan Energy Partners, L.P.

Our limited liability company agreement also provides that we will not, without the approval of a majority of our shares owned by persons other than Kinder Morgan, Inc. and its affiliates, take an action that we have covenanted not to take without shareholder approval, as summarized below, or issue any shares of classes other than the two classes of shares that are currently outstanding.

Limitations on Voting Rights of Kinder Morgan, Inc. and its Affiliates.  The shares owned by Kinder Morgan, Inc. and its affiliates, generally, are entitled to vote on any matter submitted to us as the owner of i-units. Shares owned by Kinder Morgan, Inc. or its affiliates will not, however, be entitled to vote on the matters described below when submitted to a vote of shareholders to determine how the i-units should be voted as long as Kinder Morgan, Inc. or its affiliates owns our voting shares:

•                                          any matters on which the i-units vote as a separate class;

•                                          a proposed removal of the general partner of Kinder Morgan Energy Partners, L.P.;

•                                          some proposed transfers of all of the general partner’s interest as the general partner of Kinder Morgan Energy Partners, L.P. and the admission of any successor transferee as a successor general partner; and

•                                          a proposed withdrawal of the general partner of Kinder Morgan Energy Partners, L.P. in some circumstances.

When any shares, including voting shares, owned by Kinder Morgan, Inc. and its affiliates are not entitled to vote as described above, they will be treated as not outstanding. Therefore, they will not be included in the numerator of the number of shares voting for approval or the denominator of the number of shares outstanding in determining whether the required percentage has been voted to approve a matter.  Similarly, a number of i-units equal to the number of our shares, including voting shares, owned by Kinder Morgan, Inc. and its affiliates will be treated as not being outstanding and will not be included in the numerator or denominator in determining if the required percentage of i-units or total units has been voted to approve a matter.

Limitations on Voting Rights of 20% or More Holders.  A person or group owning 20% or more of the aggregate number of issued and outstanding common units and shares is not entitled to vote its shares.  Therefore, such shares will not be included in the numerator of the number of shares voting for approval or the denominator of the numbers of shares outstanding in determining whether the required percentage has been voted to approve a matter.  This limitation does not apply to Kinder Morgan, Inc. and its affiliates, including Kinder Morgan G.P., Inc., although, as described above, there are a number of matters on which Kinder Morgan, Inc. and its affiliates may not vote.

Actions Not Requiring the Vote of Holders.  The relevant agreements provide that notwithstanding the voting provisions described above, we may make changes in the terms of our shares, our limited liability company agreement (including the purchase provisions), the tax indemnification agreement and the delegation of control agreement without any approval of holders of our shares, in order to meet the requirements of applicable securities and other laws and regulations and exchange rules, to effect the intent of the provisions of the limited liability company agreement and to make other changes which our board of directors determines in its sole discretion will not have a material adverse effect on the preferences or rights associated with our shares or reduce the time for any notice to which the holders of our shares may be entitled. The agreements provide that we are also permitted, in the good faith discretion of our board of directors, to amend the terms of the shares and these agreements without the approval of holders of shares to accommodate the assumption of the obligations of Kinder Morgan, Inc. by a person, other than Kinder Morgan, Inc. and its affiliates, who becomes the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P. in a transaction that does not constitute a mandatory purchase event but that requires the vote of the holders of the outstanding common units and shares, or to accommodate changes resulting from a merger, recapitalization, reorganization or similar transaction involving Kinder Morgan Energy Partners, L.P. which in each case does not constitute a mandatory purchase event but that requires the vote of the holders of the outstanding common units and shares.  We believe that amendments made pursuant to these agreements, except in some cases in the context of a merger, recapitalization, reorganization or similar transaction, would not be significant enough to constitute the issuance of a new security; but, if an amendment constituted the issuance of a new security, we would have to register the issuance of the securities with the SEC or rely on an exemption from registration.

Anti-Dilution Adjustments

The partnership agreement of Kinder Morgan Energy Partners, L.P. provides that Kinder Morgan Energy Partners, L.P. will adjust proportionately the number of i-units held by us through the payment to us of an i-unit distribution or by causing an i-unit subdivision, split or combination if various events occur, including:

•                                          the payment of a common unit distribution on the common units; and

•                                          a subdivision, split or combination of the common units.

Our limited liability company agreement provides that the number of all of our outstanding shares, including the voting shares, shall at all times equal the number of i-units we own.  If there is a change in the number of i-units we own, we will make to all our shareholders a share distribution or effect a share split or combination to provide that at all times the number of shares outstanding equals the number of i-units we own.  Through the combined effect of the provisions in the Kinder Morgan Energy Partners, L.P. partnership agreement and the provisions of our limited liability company agreement, the number of outstanding shares and i-units always will be equal.

Covenants

Our limited liability company agreement provides that our activities will be limited to being a limited partner in, and controlling and managing the business and affairs of, Kinder Morgan Energy Partners, L.P. and its operating partnerships and engaging in any lawful business, purpose or activity related thereto.  It also includes provisions that are intended to maintain a one-to-one relationship between the number of i-units we own and our outstanding shares, including provisions:

•                                          prohibiting our sale, pledge or other transfer of i-units;

•                                          prohibiting our issuance of options, warrants or other securities entitling the holder to subscribe for or purchase our shares;

•                                          prohibiting us from borrowing money or issuing debt;

•                                          prohibiting a liquidation, merger or recapitalization or similar transactions involving us; and

•                                          prohibiting our purchase of any of our shares, including voting shares.

Under the terms of the Kinder Morgan Energy Partners, L.P. partnership agreement, Kinder Morgan Energy Partners, L.P. agrees that it will not:

•                                          except in liquidation, make a distribution on an i-unit other than in additional i-units or a security that has in all material respects the same rights and privileges as the i-units;

•                                          make a distribution on a common unit other than in cash, in additional common units or a security that has in all material respects the same rights and privileges as the common units;

•                                          allow an owner of common units to receive any consideration other than cash, common units or a security that has in all material respects the same rights and privileges as the common units, or allow us, as the owner of the i-units, to receive any consideration other than i-units or a security that has in all material respects the same rights and privileges as the i-units in a:

•                                          merger in which Kinder Morgan Energy Partners, L.P. is not the survivor, if the unitholders of Kinder Morgan Energy Partners, L.P. immediately prior to the transaction own more than 50% of the residual common equity securities of the survivor immediately after the transaction;

•                                          merger in which Kinder Morgan Energy Partners, L.P. is the survivor, if the unitholders of Kinder Morgan Energy Partners, L.P. immediately prior to the transaction own more than 50% of the limited partner interests in Kinder Morgan Energy Partners, L.P. immediately after the transaction; or

•                                          recapitalization, reorganization or similar transaction;

•                                          be a party to a merger in which Kinder Morgan Energy Partners, L.P. is not the survivor, sell substantially all of its assets to another person or enter into similar transactions if:

•                                          the survivor of the merger or the other person is to be controlled by Kinder Morgan, Inc. or its affiliates after the transaction; and

•                                          the transaction would be a mandatory purchase event;

•                                          make a tender offer for common units unless the consideration:

•                                          is exclusively cash; and

•                                          together with any cash payable in respect of any tender offer by Kinder Morgan Energy Partners, L.P. for the common units concluded within the preceding 360 days and the aggregate amount of any cash distributions to all owners of common units made within the preceding 360 day period is less than 12% of the aggregate average market value of all classes of units of Kinder Morgan Energy Partners, L.P. determined on the trading day immediately preceding the commencement of the tender offer; or

•                                          issue any of its i-units to any person other than us.

The Kinder Morgan Energy Partners, L.P. partnership agreement provides that when any cash is to be received by a common unitholder as a result of a consolidation or merger of Kinder Morgan Energy Partners, L.P. with or into another person, other than a consolidation or merger in which Kinder Morgan Energy Partners, L.P. is a survivor and which does not result in any reclassification, conversion, exchange or cancellation of outstanding common units, or as a result of the sale or other disposition to another person of all or substantially all of the assets of Kinder Morgan Energy Partners, L.P., that payment will require Kinder Morgan Energy Partners, L.P. to issue additional i-units or fractions of i-units to us except in liquidation.  The distribution of additional i-units or fractions of i-units will be equal to the cash distribution on each common unit divided by the average market price of one of our shares determined for a consecutive ten day trading period ending immediately prior to the effective date of the transaction.  This will result in us also issuing an equal number of shares to the holders of our shares.

Optional Purchase

The Kinder Morgan, Inc. purchase provisions, which are part of our limited liability company agreement, provide that if at any time Kinder Morgan, Inc. and its affiliates own 80% or more of our outstanding shares, then Kinder Morgan, Inc. has the right, but not the obligation, to purchase for cash all of our outstanding shares that Kinder Morgan, Inc. and its affiliates do not own. Kinder Morgan, Inc. can exercise its right to make that purchase by delivering notice to the transfer agent for the shares of its election to make the purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase.  We will use reasonable efforts to cause the transfer agent to mail the notice of the purchase to the record holders of the shares.

The price at which Kinder Morgan, Inc. may make the optional purchase is equal to 110% of the higher of:

•                                          the average market price for the shares for the ten consecutive trading days ending on the fifth trading day prior to the date the notice of the purchase is given; and

•                                          the highest price Kinder Morgan, Inc. or its affiliates paid for the shares during the 90 day period ending on the day prior to the date the notice of purchase is given.

The Kinder Morgan, Inc. purchase provisions, which are a part of our limited liability company agreement, and Kinder Morgan Energy Partners, L.P.’s partnership agreement each provides that if at any time Kinder Morgan, Inc. and its affiliates own 80% or more of the outstanding common units and the outstanding shares on a combined basis, then Kinder Morgan, Inc. has the right to purchase all of our shares, that Kinder Morgan Inc. and its affiliates do not own, but only if the general partner of Kinder Morgan Energy Partners, L.P., elects to purchase all of the common units that Kinder Morgan, Inc. and its affiliates do not own.  The price at which Kinder Morgan, Inc. and the general partner may make the optional purchase is equal to the highest of:

•                                          the average market price of our shares or the common units, whichever is higher, for the 20 consecutive trading days ending five days prior to the date on which the notice of the purchase is given; and

•                                          the highest price Kinder Morgan, Inc. or its affiliates paid for such shares or common units, whichever is higher, during the 90 day period ending on the day prior to the date the notice of purchase is given.

Kinder Morgan, Inc. or the general partner, as the case may be, may exercise its right to make the optional purchase by giving notice to the transfer agent for the shares and for the common units of its election to make the optional purchase not less than ten days and not more than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to cause the transfer agent to mail that notice of the purchase to the record holders of our shares.

If either elects to purchase either our shares or the combination of the common units and our shares, Kinder Morgan, Inc. and, if applicable, the general partner, will deposit the aggregate purchase price for the shares and the common units, as the case may be, with the respective transfer agents.  On and after the date set for the purchase, the holders of the shares or the common units, as the case may be, will have no rights as holders of shares or common units, except to receive the purchase price, and their shares or common units will be deemed to be transferred to Kinder Morgan, Inc., or the general partner in the case of the common units, for all purposes.

Kinder Morgan, Inc. will comply with Rule 13e-3 under the Securities Exchange Act if it makes an optional purchase.

Mandatory Purchase

General.  Under the terms of the Kinder Morgan, Inc. purchase provisions, upon the occurrence of any of the following mandatory purchase events, Kinder Morgan, Inc. will be required to purchase for cash all of our shares that it and its affiliates do not own at a purchase price equal to the higher of the average market price for the shares and the average market price for common units as determined for the ten-day trading period immediately prior to the date of the applicable event.

A mandatory purchase event means any of the following:

•                                          the first day on which the aggregate distributions or other payments by Kinder Morgan Energy Partners, L.P. on the common units, other than distributions or payments made in common units or in securities which have in all material respects the same rights and privileges as common units but including distributions or payments made pursuant to an issuer tender offer by Kinder Morgan Energy Partners, L.P., during the immediately preceding 360-day period exceed 50% of the average market price of a common unit during the ten consecutive trading day period ending on the last trading day prior to the first day of that 360-day period.

•                                          the occurrence of an event resulting in Kinder Morgan, Inc. and its affiliates ceasing to be the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P., unless:

•                                          the event results in another person becoming the beneficial owner of more than 50% of the total voting power of all shares of capital stock of the general partner of Kinder Morgan Energy Partners, L.P.;

•                                          that other person is organized under the laws of a state in the United States;

•                                          that other person has long term unsecured debt with an investment grade credit rating, as determined by Moody’s Investor Services, Inc. and Standard & Poor’s Rating Service, immediately prior to the event; and

•                                          that other person assumes all obligations of Kinder Morgan, Inc. to us and to the owners of the shares under the purchase provisions and the tax indemnification agreement.

•                                          the merger of Kinder Morgan Energy Partners, L.P. with or into another person in any case where Kinder Morgan Energy Partners, L.P. is not the surviving entity, or the sale of all or substantially all of the assets of Kinder Morgan Energy Partners, L.P. and its subsidiaries, taken as a whole, to another person, unless in the transaction:

•                                          the owners of common units receive in exchange for their common units a security of such other person that has in all material respects the same rights and privileges as the common units;

•                                          we receive in exchange for all of the i-units a security of such other person that has in all material respects the same rights and privileges as the i-units;

•                                          no consideration is received by an owner of common units other than securities that have in all material respects the same rights and privileges as the common units and/or cash, and the amount of cash received per common unit does not exceed 33 1/3% of the average market price of a common unit during the ten trading day period ending immediately prior to the date of execution of the definitive agreement for the transaction; and

•                                          no consideration is received by the owners of i-units other than securities of such other person that have in all material respects the same rights and privileges as the i-units.

Procedure.  Within three business days following any event requiring a mandatory purchase by Kinder Morgan, Inc., Kinder Morgan, Inc. will mail or deliver to the transfer agent for mailing to each holder of record of the shares on the earlier of the date of the purchase event and the most recent practicable date, a notice stating:

•                                          that a mandatory purchase event has occurred and that Kinder Morgan, Inc. will purchase such holder’s shares for the purchase price described above;

•                                          the circumstances and relevant facts regarding the mandatory purchase event;

•                                          the dollar amount per share of the purchase price;

•                                          the purchase date, which shall be no later than five business days from the date such notice is mailed; and

•                                          the instructions a holder must follow in order to have the holder’s shares purchased.

On or prior to the date of the purchase, Kinder Morgan, Inc. will irrevocably deposit with the transfer agent funds sufficient to pay the purchase price. Following the purchase date, a share owned by any person other than Kinder Morgan, Inc. and its affiliates will only represent the right to receive the purchase price.

For purposes of the optional and mandatory purchase provisions, including the definitions of the mandatory purchase events, Kinder Morgan, Inc. will be deemed to include Kinder Morgan, Inc., its successors by merger, and any entity that succeeds to Kinder Morgan, Inc.’s obligations under the purchase provisions and the tax indemnification agreement in connection with an acquisition of all or substantially all of the assets of Kinder Morgan, Inc.

Kinder Morgan, Inc. will comply with Rule 13e-3 under the Securities Exchange Act in connection with the occurrence of a mandatory purchase event.

Tax Indemnity of Kinder Morgan, Inc.

We have a tax indemnification agreement with Kinder Morgan, Inc. Pursuant to this agreement, Kinder Morgan, Inc. agreed to indemnify us for any tax liability attributable to our formation or our management and control of Kinder Morgan Energy Partners, L.P., and for any taxes arising out of a transaction involving our i-units to the extent the transaction does not generate sufficient cash to pay our taxes.

Fractional Shares

We will make distributions of additional shares, including fractional shares. Records of fractional interests held by the holders of shares will be maintained by the Depositary Trust Company or the broker or other nominees through which you hold your shares. You will be able to sell such fractional shares on the New York Stock Exchange only when they equal, in the aggregate, whole shares. Certificates representing fractional shares will not be issued under any circumstances. Fractional shares will receive distributions when distributions are made on our shares. All fractional shares will be rounded down, if necessary, and stated in six decimal places.

Item 2.                    Exhibits.

Exhibit Number	Description of Exhibit

4.1

Form of Certificate of Formation of Kinder Morgan Management, LLC (the “Company”) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-55868)).

4.2

Second Amended and Restated Limited Liability Company Agreement of the Company (including the Purchase Provisions between the Company and Kinder Morgan, Inc., included as Annex B thereto), as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 30, 2007 (Commission File No. 1-16459)).

4.3

Form of Certificate representing Listed Shares of the Company (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A/A filed on July 24, 2002 (Commission File No. 1-16459)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KINDER MORGAN MANAGEMENT, LLC

Date: February 29, 2012	By:	/s/ Joseph Listengart
Joseph Listengart
Vice President, General Counsel and Secretary

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KINDER MORGAN, INC.

Date: February 29, 2012	By:	/s/ Joseph Listengart
Joseph Listengart
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1

Form of Certificate of Formation of Kinder Morgan Management, LLC (the “Company”) (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-55868)).

4.2

Second Amended and Restated Limited Liability Company Agreement of the Company (including the Purchase Provisions between the Company and Kinder Morgan, Inc., included as Annex B thereto), as amended (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 30, 2007 (Commission File No. 1-16459)).

4.3

Form of Certificate representing Listed Shares of the Company (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A/A filed on July 24, 2002 (Commission File No. 1-16459)).